EXHIBIT 11.2

CPI CORP. COMPUTATION OF EARNINGS (LOSS) PER SHARE - BASIC
FISCAL YEARS ENDED FEBRUARY 2, 2008, FEBRUARY 3, 2007 AND FEBRUARY 4, 2006

thousands except share and per share data				2005
		2007	2006	(restated)

Common shares outstanding at beginning of fiscal period		16,975,343	18,569,964	18,432,779
Shares issued during the period - weighted average		34,917	45,501	60,956
Retirement of common shares acquired through
Dutch Auction self-tender offer - weighted average		-	(1,644,938)	-
Less:	Treasury stock - weighted average	(10,619,299)	(10,617,552)	(10,639,543)

Weighted average number of common and common
equivalent shares		6,390,961	6,352,975	7,854,192

Net earnings (loss) applicable to common shares:
From continuing operations		$3,773	$16,327	$8,872
From discontinued operations		(197)	-	-

Net earnings		$3,576	$16,327	$8,872

Net earnings (loss) per common and common
equivalent shares:
From continuing operations		$0.59	$2.57	$1.13
From discontinued operations		(0.03)	-	-

Earnings per common share		$0.56	$2.57	$1.13